Exhibit 10.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is effective December 1, 2018 (“Effective Date”),

BETWEEN:	BizRight, LLC (the "Company"), a company organized and existing under the laws of the State of California, with its head office located at:

2399 Bateman Avenue – Irwindale, California 91010

AND:	BZRTH, INC. (the "Purchaser"), a company organized, incorporated and existing under the laws of the State of Nevada, with its head office located at:

2399 Bateman Avenue, Irwindale, California 91010

WHEREAS the Purchaser desires to purchase, and the Company desires to sell its assets (inventory, Prepaid Inventory and Accounts Receivables) of the Company (the “Purchased Assets”) and including liabilities (Accounts Payable, Payables to Amazon and Credit Card) in accordance with the terms, conditions and agreements hereinafter contained.

NOW THEREFORE, the parties agree as follows:

1.       SALE AND PURCHASE

1.1	Purchased Assets: Upon and subject to the terms and conditions hereof, the Company sells to the Purchaser and the Purchaser purchases from the Company, as of the Effective Date and conditional upon all liens existing on the Purchased Assets being released, all of the rights, titles, benefits and interests of the Company in the Purchased Assets.

1.2	Documentation: The Company shall promptly provide the Purchaser with all relevant technical documentation available to the Company regarding the Purchased Assets including, but not limited to, documentation that is necessary to operate the Purchased Assets.

1.3	Purchase Price: The purchase price payable by the Purchaser to the Company for the Purchased Assets is $2,611,594.00 (the “Purchase Price”), subject to subsequent adjustments based on audit or correction of errors. See Exhibit A for details.

1.3.1	The Purchase Price shall be paid based on cash flow availability of the Purchaser with an interest rate of 8% per annum on outstanding amount.

1.4	Effective Date: The sale and purchase of the Purchased Assets shall be conditional upon the release of all existing third party liens on the Purchased Assets and shall be effective upon the date of such release (the “Effective Date”) which shall be no later than January 1, 2019, failing which this Agreement shall become null and void, the Purchase Price shall be returned to the Purchaser and the Purchased Assets shall be returned to the Company. In such a case, no party shall be entitled to any compensation other than the return of the Purchase Price and Purchased Assets.

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1.5	Assumed Obligations: The Purchaser shall assume and agree to satisfy and discharge, as the same shall become due, all of the following (collectively, the “Assumed Obligations”):

1.5.1	All of Company’s obligations under contracts of Company which are identified in Schedule 1.3 and assigned to the Purchaser as of the date hereof, including without limitation any warranty for work performed by the Company before the Effective Date.

1.5.2	The Purchaser will also assume and cover all expenses related to the completion of the projects described in Schedule 1.3 including without limitation fuel, employee costs and contributions, material, equipment rentals and repairs, utility and office expenses and project management.

1.6	Excluded Obligations: Except for the Assumed Obligations or as expressly provided herein, the Purchaser is not assuming any past, present and future indebtedness, liabilities, obligations, contracts and commitments of the Company, whether arising out of or resulting from the Purchased Assets.

1.7	Sales and Transfer Taxes: The Purchaser shall pay any and all federal, provincial or local taxes, in the nature of income, sale, use, transfer, gain, recording and any similar tax, fee or duty required to be paid in respect of the assignment or transfer to the Purchaser of the Purchased Assets and the filing and recording thereof, including without limitation tax on the Purchase Price.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants as at the date hereof to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets.

2.1	Organization: The Company is a corporation duly incorporated and organized and validly subsisting under the laws of the State of California and has the corporate power to own its property and to enter into this Agreement and to perform its obligations hereunder.

2.2	Due Authorization: The execution of this Agreement has been duly authorized, executed and delivered by the Company and constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

2.3	Title To The Assets: The Purchased Assets are owned by the Company with a good and valid title, free and clear of any encumbrances other than those encumbrances for which the Company is in the process to obtain all appropriate consents to the consummation of the transaction contemplated herein.

2.4	Residency: The Company is a resident of the United States of America for the purposes of the Income Tax Act of the United States.

2.5	As Is, Where Is: The Purchaser acknowledges that the Purchased Assets are purchased on an “as is, where is” basis, that it has inspected the Purchased Assets and is relying entirely on its own investigations and its inspections in proceeding with the transactions contemplated hereunder. Save and except only as may be provided in this Agreement, the Purchaser further acknowledges that there are no representations, warranties, terms, conditions, understandings or collateral agreements, expressed or implied, statutory or otherwise, with respect to the merchantability, condition, description, fitness for purpose or quality of the Purchased Assets or as to any other matter or thing. Without limiting the generality of the foregoing, there is no representations or warranties from the Company with respect to the validity of any pending or foreseeable lawsuits and/ or the amounts which may be recoverable, if any, under any pending or existing lawsuits, against any party.

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3.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants as at the date hereof to the Company as follows and acknowledges that the Company is relying on such representations and warranties in connection of the sale of the Purchased Assets.

3.1	Organization: The Purchaser is a corporation duly incorporated and organized and validly subsisting under the laws of the State of Nevada and has the corporate power to own its property and to enter into this Agreement and to perform its obligations hereunder.

3.2	Due Authorization: The execution of this Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

3.3	Outstanding Work: The Purchaser hereby guarantees to the Company that all outstanding work will be completed and satisfied in accordance with the arrangements agreed to by the Company and such clients and/or customers.

4.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1	Survival of Representations and Warranties. The representations and warranties contained herein will survive the completion of the sale and purchase of the Purchased Assets herein for a period of one year.

5.       ADDITIONAL COVENANTS

5.1	Indemnity: The Purchaser agrees to indemnify and hold the Company, its affiliates, subsidiaries, and respective directors and employees (the “Indemnified Company”) harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including reasonable legal fees and court costs) which the Indemnified Company may sustain or incur as a result of, in respect of, connected with or arising out of (i) any failure of the Purchaser to perform or fulfill any covenant under this Agreement, at any time, (ii) any breach or inaccuracy of any warranty given by the Purchaser under this Agreement or (iii) the Assumed Obligations.

6.       GENERAL

6.1	Independent Contractor: This Agreement shall not constitute either party the agent or legal representative of the other party for any purpose.

6.2	Entire Agreement: The parties agree that this Agreement constitutes a complete and exclusive statement of the terms and conditions between them covering the performance thereof and cannot be altered, amended or modified except in writing executed by the parties to be bound thereby. This Agreement supersedes all prior negotiations, agreements and communications, written or oral, between the parties with respect to the subject matter hereof, including the Offer to Purchase.

6.3	Headings: The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

6.4	Invalidity: If any of the provision contained in this Agreement are found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

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6.5	Further Assurances: Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary to carry-out, evidence and confirm the intended purposes of this Agreement.

6.6	Successors and Assigns: All obligations set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties whether expressed or not. This Agreement and any rights pursuant hereto shall not be assignable by the parties without the prior written consent of the other party.

6.7	Notices: Any notice, report, demand, waiver, consent or other communication given by a party under this Agreement shall be in writing and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by overnight courier service which provides evidence of delivery or (iii) when 3 days have elapsed after its transmittal by registered or certified mail, postage prepaid, return-receipt requested, addressed to the party to whom directed at the party’s address as it appears above or another address of which that party has given notice.

6.8	Governing Law: This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California and the laws of the United States of America. The parties hereto expressly agree that any dispute or controversy arising out of or relating to this Agreement including the interpretation, execution or breach thereof, arising in the course of or following its performance, shall be brought before a competent court located in the State of California, County of Los Angeles.

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IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at Duarte, California on the Effective Date indicated above.

THE COMPANY	THE PURCHASER

BIZRIGHT, LLC	BZRTH, INC.

/s/ Allan Huang	/s/ Allan Huang
ALLAN HUANG	ALLAN HUANG
Managing Member	President and Chief Executive Officer

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Exhibit A

Purchase Price

Assets Purchased
Inventories	$2,739,899
Prepaid inventories (advance to suppliers)	123,585
Accounts receivables	1,097,632
Other receivables	172,992
Total assets purchased	$4,134,108

Liabilities Assumed
Accounts payable	$1,276,983
Other payables and accrued liabilities	245,531
Total liabilities assumed	1,522,514

Purchase Price	$2,611,594

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